NEWS
INVESTOR CONTACT: Terri MacInnis, Bibicoff & Associates, Inc. 818.379.8500 terrimac@bibicoff.com

ORGANIC TO GO REPORTS THIRD QUARTER AND NINE-MONTH RESULTS
Quarterly Revenues Increase 65 Percent

SEATTLE, Wash. - NOV. 13, 2007 - Organic To Go (OTCBB: OTGO) today reported financial results for the third quarter and nine-month period ended September 30, 2007.

Revenues for the quarter increased 65 percent to $3.7 million, as compared with revenues of $2.3 million in the same quarter of the prior year.  Gross profit for the quarter increased 69 percent to $2 million, as compared with $1.2 million in the same period last year. Gross profit margins improved 1.4 percent to 52.9 percent for the current quarter as compared with 51.5 percent in the third quarter last year. As expected, EBITDA for the quarter was $(2.8 million) as compared with $(1.3 million) last year. The net loss for the period was approximately $(3.7) million, or $(0.15) per share, as compared with a loss of $(2.2) million, or $(0.77) per share, for the same period last year.

Revenues for the nine months increased 67 percent to $11.2 million, as compared with revenues of $6.7 million in the prior year. Gross profit for the nine months increased 71 percent to $5.8 million, as compared with $3.4 million in the same period last year. Gross profit margins were 51.8 percent for the nine-month period as compared with 50.6 percent in the same period last year. The net loss for the period was approximately $(8.8) million, or $(0.47) per share, as compared with a loss of $(4.6) million, or $(1.61) per share, for the same period last year.

During the quarter, Retail sales were $1.8 million, Delivery/Corp. Catering sales were $1.4 million and Wholesale sales were $548,000, increases of 38 percent, 89 percent and 132 percent respectively, over the same period last year.

In Q3 the Company posted $498,000 in non-recurring, one-time expenses, including significant upfront expenses to research and open locations in San Diego, the first new geographic territory since the acquisition of Briazz in 2005.

Jason R. Brown, Chairman and CEO, said that, “While the third quarter is typically our slowest, as individuals and universities go on summer vacation, we have continued to grow both in revenue and customer retention. In September, daily revenue for the month reached an all time high of $64,800 per day. Gross profit margins reached an all time high of 56.4%.”

“As we grow our operations, I am pleased with the progress we continue to make to improve our gross margins and reduce costs. Toward the end of September we began our expansion into the San Diego market. At the end of October we completed our San Diego footprint (with the acquisition of three businesses, adding a total of eight cafés and two catering facilities), to bring to 25 the total number of O To Go cafés. I am pleased to note that we have already exceeded our goal to operate at least 20 retail café locations by the end of the year. This expansion was facilitated by a $5.7 million equity private placement with institutional investors completed on October 30th.

“In the fourth quarter, we look forward to significant improvements in our financial results. I expect gross profit margins to continue to improve with Q4 revenue in excess of $5 million. We also expect to realize economies of scale in operations and expect a significant reduction in EBITDA loss in Q4. Our goal is be profitable in 2008.”

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OTGO REPORTS Q3 RESULTS	2-2-2-2-2

About Organic To Go
Based in Seattle, Organic To Go is the nation’s first fast casual café chain to be certified as an organic retailer with locations in Seattle, Los Angeles, Orange County and San Diego. Organic To Go’s locations can be found in the heart of multi-tenant office towers, on corporate campuses, on college campuses and at Los Angeles International Airport. The company’s multi-channel business model includes Retail, Delivery and Wholesale operations. Organic To Go’s mission is to become the leading branded provider of certified organic and natural soups, salads, sandwiches, entrees and other food products to corporate, university and other institutional customers in selected urban areas nationwide. All Organic To Go fare is made with organic ingredients whenever possible and is always natural, free of harmful chemicals and created with care. For more information, visit www.organictogo.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the company's current and future products and services in the marketplace, the ability of the company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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OTGO REPORTS Q3 RESULTS	3-3-3-3-3

FINANCIAL HIGHLIGHTS

Organic To Go Food Corporation and its wholly owned subsidiary, Organic To Go, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2007	2006	2007

Sales	$2,259	$3,716	$6,716	$11,188

Cost of sales	1,097	1,750	3,315	5,391

Gross Profit	1,162	1,966	3,401	5,797

Operating expenses	2,411	4,797	6,716	12,196
Depreciation and amortization	252	871	592	2,009
Loss from operations	(1,501)	(3,702)	(3,907)	(8,408)

Intrest income (expense), net	(699)	(45)	(714)	(460)

Loss before income taxes	(2,200)	(3,747)	(4,621)	(8,868)

Income taxes	-	-	-	-

Net loss	$(2,200)	$(3,747)	$(4,621)	$(8,868)

Net loss per share - basic and diluted	$(0.77)	$(0.15)	$(1.61)	$(0.47)

Weighted average shares outstanding	2,852	24,280	2,863	19,058

11/13/07	# # #